Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Perusahaan Perseroan (Persero) PT Telekomunikasi Indonesia Tbk of our report dated 30 March 2012, except for the change in accounting for defined benefit plans discussed in Note 2aa, and the effects of the stock split discussed in Note 25, as to which the date is 25 March 2014, relating to the consolidated financial statements, which appears in Perusahaan Perseroan (Persero) PT Telekomunikasi Indonesia Tbk’s Annual Report on Form 20-F for the year ended 31 December 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

JAKARTA

6 June 2014

/s/ Chrisna A. Wardhana

Chrisna A. Wardhana

Partner